Exhibit 99.1

Royal Gold Announces Second Quarter Dividend

DENVER, COLORADO. MARCH 14, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced that its Board of Directors has declared its second quarter dividend of US$0.15 per share of common stock. The dividend is payable on April 20, 2012 to shareholders of record at the close of business on April 5, 2012. The quarterly dividend of US$0.15 is also payable to holders of exchangeable shares of
RG Exchangeco. This dividend is designated as an “eligible dividend” for Canadian tax purposes.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 191 properties on six continents, including interests on 38 producing mines and 25 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

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